Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our reports dated March 12, 2007, accompanying management's assessment of the effectiveness of internal control over financial reporting of AAON, Inc. as of December 31, 2006 and the consolidated financial statements AAON, Inc. and subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in the Annual Report of AAON, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of AAON, Inc. on Form S-8 (File No. 33-78520).


                                                  /s/ GRANT THORNTON LLP


Tulsa, Oklahoma
March 12, 2007